Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa Executive Vice President/ Chief Financial Officer (603) 595-7000	Jane Miller Corporate Relations Manager (603) 594-8585 x 3346 Email: investorrelations@presstek.com

PRESSTEK EXPECTS RECORD Q4 2004 REVENUE

- Revenue for core elements of Presstek’s business expected to show continued strength -

Hudson, NH – February 8, 2005 – Presstek, Inc. (Nasdaq:PRST), a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions for the graphic arts and laser imaging markets, today announced that, based on preliminary unaudited financial data, it expects to report record consolidated revenue in excess of $53.0 million for the fourth quarter of 2004. This is expected to be the highest quarterly revenue ever recorded by the company.

Presstek President Edward J. Marino said, “There have been a number of positive events that have taken place at Presstek within the past twelve months that have added to the strength of the company’s ongoing operations and future outlook, including two important acquisitions by the company. Beyond this, Presstek’s core business also showed strength, achieving a number of revenue records in the fourth quarter of 2004. Accordingly, we have decided to highlight a few points concerning Presstek’s fourth quarter revenue in advance of our earnings release. We believe that the anticipated revenue for the fourth quarter of 2004 not only demonstrates the strength of Presstek’s core business, but also reflects many of the positive changes to Presstek’s business that have occurred over the last twelve months.”

ABDick, which was acquired by Presstek in November 2004, is expected to generate revenues of approximately $24.0 million for the eight weeks under Presstek ownership. Marino added, “The ABDick business is running ahead of expectations and we are enthusiastic about the prospects of this business as we proceed with our integration. Beyond the revenue contribution, the ABDick acquisition has also greatly expanded the Company’s customer base and broadened our channels to market.”

For the fourth quarter of 2004 Presstek expects record revenue of $14.8 million in its core DI and CTP consumable business, largely related to its award-winning Anthem plate. The company also expects to report solid DI and Dimension CTP equipment revenue in the fourth quarter of 2004, led by sales of its DI presses primarily to Kodak Polychrome Graphics. In addition, the company’s Lasertel subsidiary is expected to report record external sales for the fourth quarter of 2004. Precision Lithograining, which was acquired by Presstek in July 2004, is expected to achieve record revenue of approximately $7.0 million, or $5.0 million in external sales and $2.0 million in internal sales.

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Presstek’s Chief Financial Officer Moosa E. Moosa added, “We are pleased with the preliminary figures for the fourth quarter of 2004. The record consumable revenue, record external sales at Lasertel, together with the record revenue at Precision are key indicators of the strength of Presstek’s core business.”

Presstek’s President Edward J. Marino said, “The strength of Presstek’s core business gives us a solid revenue platform to build upon, and we anticipate continued growth through 2005 and for the foreseeable future.”

Marino continued, “2004 was a pivotal year for Presstek. We have greatly expanded our customer base and substantially broadened our channels to market, creating a strong foundation on which to grow. We are more optimistic about our company than ever before.”

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek subsidiary Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. ABDick, a Presstek Company, manufactures and markets graphic arts and printing equipment and supplies for all stages of document creation – pre-press, press and post-press – and provides continuing service and support.

For more information visit www.presstek.com, www.precisionlithograining.com and www.abdick.com, or call 603-595-7000 or email: info@presstek.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding future growth and profitability; the expected organic and strategic growth; the expected expansion of its served markets; the accretive value of recent acquisitions, including the acquisition of The A.B.Dick Company; the expected effects and benefits of its new product introductions; expectations regarding the sale of products in general; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the impact of expense accruals, purchase accounting and year-end audit adjustments, market acceptance of and demand for the company’s products and resulting revenues; the ability of the company to meet its stated financial objectives, including its ability to manage recent acquisitions successfully; the ability to achieve the intended benefit of recently completed acquisitions, including the ability to successfully integrate the acquired

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companies; the ability of the company to maintain its financing; the company’s dependency on its strategic partners (both on manufacturing and distribution); the introduction of competitive products into the marketplace; shortages of critical or sole-source component supplies; the availability and quality of Lasertel’s laser diodes; manufacturing constraints or difficulties (as well as manufacturing difficulties experienced by our sub-manufacturing partners and their capacity constraints); the impact of general market factors in the print industry generally and the economy as a whole; and other risks detailed in the company’s Annual Report on Form 10-K and the company’s other reports on file with the Securities and Exchange Commission. The words “looking forward,” “looking ahead,” “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “opportunity,” and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained in this news release.

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